UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
February 10, 2014 (February 9, 2014)

MICROCHIP TECHNOLOGY INCORPORATED (Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199
(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On February 9, 2014, Microchip Technology Incorporated, a Delaware corporation (“Microchip”), Supertex, Inc., a California corporation (“Supertex”), and Orchid Acquisition Corporation, a California corporation and a wholly owned subsidiary of Microchip (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the acquisition of Supertex by Microchip by means of a merger of Merger Sub with and into Supertex (the “Merger”), with Supertex being the surviving corporation. As a result of the Merger, Supertex would become a wholly owned subsidiary of Microchip and each share of Supertex common stock (other than those shares owned by Microchip, Supertex, Merger Sub or any direct or indirect wholly owned subsidiary of Microchip, Supertex or Merger Sub or with respect to which appraisal rights are perfected and not waived, withdrawn or lost under Chapter 13 of the California General Corporation Law) issued and outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive a cash amount of $33.00, without interest thereon, and less any applicable withholding taxes.

The Boards of Directors of Microchip and Supertex have unanimously approved the Merger and the Merger Agreement. The transaction is subject to customary closing conditions, including the affirmative vote of the holders of a majority of the outstanding shares of common stock, no par value, of Supertex, voting together as a class and clearances from applicable antitrust authorities in the United States.

The Merger Agreement contains representations, warranties and covenants of Microchip, Supertex and Merger Sub, including among others, (i) covenants by Supertex concerning the conduct of its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (ii) a covenant by Supertex that, subject to certain exceptions, the Board of Directors of Supertex will recommend to its stockholders adoption of the Merger Agreement, and (iii) a covenant that Supertex will not solicit, initiate, knowingly encourage or facilitate the making, submission or announcement of, any Acquisition Proposal (as defined in the Merger Agreement). The Merger Agreement contains certain termination rights for both Microchip and Supertex and further provides that upon termination of the Merger Agreement under specified circumstances Supertex may be required to pay Microchip a termination fee.

In connection with the parties’ entry into the Merger Agreement, each of the directors of Supertex, in their respective capacities as stockholders of Supertex, have entered into voting agreements pursuant to which they have agreed to, among other things, vote their shares (including beneficially owned shares) of Supertex common stock (and including Supertex common stock issuable upon the exercise of outstanding options or other rights to purchase Supertex common stock) in favor of adopting the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. Microchip plans to file a copy of the Merger Agreement and the form of voting agreement as exhibits no later than with its Form 10-K for its fiscal year ended March 31, 2014. We encourage you to read the Merger Agreement and the voting agreement for a more complete understanding of the transaction.

On February 10, 2014, Microchip and Supertex issued a press release relating to the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

Additional Information and Where to Find It

Supertex intends to file a proxy statement in connection with the acquisition transaction. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. Microchip, Supertex and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Supertex in connection with the acquisition transaction. Information regarding the special interests of these directors and executive officers in the transaction will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Microchip is also included in Microchip’s proxy statement for its 2013 Annual Meeting of Stockholders, which was filed with the SEC on July 11, 2013. Additional information regarding the directors and executive officers of Supertex is also included in Supertex’s proxy statement for its 2013 Annual Meeting of Stockholders, which was filed with the SEC on July 2, 2013. These documents are available free of charge at the SEC’s web site at www.sec.gov and as described above.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Joint Press Release issued on February 10, 2014 (Microchip Technology Announces Acquisition of Supertex, Inc.)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2014	Microchip Technology Incorporated

By: /s/ J. Eric Bjornholt
J. Eric Bjornholt Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Joint Press Release issued on February 10, 2014 (Microchip Technology Announces Acquisition of Supertex, Inc.)